Exhibit 10-e

                              TERMINATION AMENDMENT

                   TO THE SECOND AMENDED TRUSTMARK CORPORATION

                          1997 LONG TERM INCENTIVE PLAN

Section 15 of the Second Amended Trustmark Corporation 1997 Long Term Incentive Plan is amended to read as follows:

15.  AMENDMENT AND TERMINATION OF THE PLAN.

Prior to May 10, 2005, the Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plan. No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

Effective May 10, 2005, the Plan shall be terminated with the consequence that no new Awards may be made under the Plan thereafter, provided, however, that such termination is contingent on the establishment, and approval by the Company's shareholders, of a replacement plan in the form of the Trustmark Corporation 2005 Stock Compensation Plan. Such termination of the Plan shall not, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.


Approved by the Board of Directors at a meeting on March 8, 2005.